SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS Amendment is made and effective as of the last date on the signature page to the Custody Agreement, dated as of November 22, 2017 by and between MSS Series Trust, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the AINN Fund, to the Trust, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

MSS SERIES TRUST

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Brandon Pokersnik

By: /s/ Anita M. Zagrodnik

Name: Brandon Pokersnik

Name: Anita M. Zagrodnik

Title: Secretary

Title: Senior VP

Date:

July 27, 2018

Date: August 9, 2018

EXHIBIT B

to the Custody Agreement

Separate Series of MSS Series Trust

Name of Series

CCA Aggressive Return Fund - (Fee Schedule C applies)

Footprints Discover Value Fund - (Fee Schedule C-1 applies)

AINN (Fee Schedule C-1 applies)

EXHIBIT C-1

to the Custody Agreement – Fee Schedule at December, 2017 for MSS Series Trust –

Footprints Discover Value Fund

AINN Fund

Custody Services Annual Fee Schedule

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

Annual Fee Based Upon Market Value per Fund*

             Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio:

             1 basis point on the first $500 million

             .75 basis point on the next $1 billion

             .50 basis point on the balance

Minimum annual fee per fund: $4,800

Plus portfolio transaction fees

Portfolio Transaction Fees:

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$4.00

– Book entry DTC transaction, Federal Reserve transaction, principal paydown

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$7.00

– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

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$15.00

– Option/SWAPS/future contract written, exercised or expired

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$15.00

– Mutual fund trade, Margin Variation Wire and outbound Fed wire

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$50.00

– Physical security transaction

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$5.00 – per check disbursement

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges, treasury management expenses and extraordinary expenses based upon complexity.

Additional Services

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Additional fees apply for global servicing.  Fund of Fund expenses quoted separately.

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$500.00 – per Sub Advisor

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$150.00  --  Segregated custody account

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No charge for the initial conversion free receipt.

▪

Overdrafts – charged to the account at prime interest rate plus 2%, unless a line of credit is in place

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average.

Fees are calculated pro rata and billed monthly.

EXHIBIT C-1 (continued) - Footprints Discover Value Fund

Additional Global Sub-Custodial Services Annual Fee Schedule

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

▪

1–25 foreign securities: $500; 26–50 foreign securities: $1,000; Over 50 foreign securities: $1,500

▪

Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪

For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

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Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

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Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪

A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

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SWIFT reporting and message fees.

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g and message fees.

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